As filed with the Securities and Exchange Commission on October 16, 2009

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MAGUIRE PROPERTIES, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	04-3692625 (I.R.S. Employer Identification No.)
355 South Grand Avenue, Suite 3300 Los Angeles, California (Address of Principal Executive Offices)	90071 (Zip Code)
MAGUIRE PROPERTIES, INC. DIRECTOR STOCK PLAN
(Full title of the plan)
Jonathan L. Abrams
Senior Vice President, General Counsel and Secretary
355 South Grand Avenue, Suite 3300
Los Angeles, California 90071
(Name and address of agent for service)

(213) 626-3300
(Telephone number, including area code, of agent for service)

Copies to: Julian Kleindorfer Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 (213) 485-1234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (3)	Amount of registration fee
Common Stock, par value $.01 per share	500,000 shares	$2.90	$1,450,000	$80.91

(1)
In the event of a stock split, stock dividend, or similar transaction involving the common stock, $.01 par value per share (“Common Stock”) of Maguire Properties, Inc. (the “Company”), the number of shares registered hereby shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933, as amended.

This Registration Statement registers 500,000 shares of Common Stock that may be issued pursuant to the above-named plan.

(2)
Estimated for purposes of computing the registration fee only.  Pursuant to Rule 457(h), the Proposed Maximum Aggregate Offering Price is based upon the average of the high and low prices of our Common Stock on October 15, 2009 as reported on the New York Stock Exchange.

(3)	Amount to be Registered multiplied by the Proposed Maximum Offering Price Per Share.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.                      Plan Information.

Not required to be filed with this Registration Statement.*

 Item 2.                     Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.*

*    The document(s) containing the information specified by Part I of Form S-8 (plan information, registrant information and employee annual information) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act.  In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents, which were filed by the Company with the Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, originally filed on March 16, 2009, and amended on Form 10-K/A, filed on April 30, 2009;

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 10, 2009;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 11, 2009;

(d)
The Company’s Current Reports on Form 8-K filed on October 2, 2009; August 21, 2009; August 11, 2009; August 10, 2009; July 27, 2009; June 26, 2009; June 18, 2009; June 16, 2009; May 26, 2009; May 5, 2009, and amended on Form 8-K/A filed on May 11, 2009; April 22, 2009; March 27, 2009; March 2, 2009 and January 6, 2009; and

(e)
The description of the Common Stock contained in the Company’s Registration Statement on Form S-11, as amended (File No. 333-101170), originally filed on November 12, 2002 under the Securities Act, including any subsequently filed amendments and reports updating that description.

All documents filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

The Company’s charter contains a provision permitted under Maryland law limiting the personal liability of the Company’s directors and officers to the Company and its stockholders for monetary damages, subject to certain limitations.  In addition, to the maximum extent permitted under the Maryland General Corporation Law, the Company’s charter authorizes it and the Company’s bylaws require it to indemnify its directors and officers and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding if such director or officer is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.  These rights are contract rights fully enforceable by each beneficiary of those rights, and are in addition to, and not exclusive of, any right to indemnification.  Furthermore, as set forth under “Underwriting” in the Company’s Registration Statement on Form S-11, as amended (File No. 333-101170), originally filed on November 12, 2002, the Company’s officers and directors are indemnified against specified liabilities by the underwriters for the Company’s initial public offering, and such underwriters are indemnified against certain liabilities by the Company, under the purchase agreements relating to such offering.

The Company has entered into indemnification agreements with each of its executive officers and directors whereby it indemnifies such executive officers and directors to the fullest extent permitted by Maryland law against all expenses and liabilities, subject to certain limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director.

In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Maguire Properties, L.P. (the partnership of which the Company is the sole general partner.)

Item 7.                      Exemption From Registration Claimed.

Not applicable.

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit(s)	Filing Date
5.1*	Opinion of Venable LLP
10.1*	Maguire Properties, Inc. Director Stock Plan	8-K	001-31717	10.1	July 27, 2009
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP
24.1*	Power of Attorney (on page 8 of this Registration Statement)
_____________________
* Filed herewith.
Item 9.                      Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(l)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on this 16th day of October, 2009.

MAGUIRE PROPERTIES, INC.
Registrant

/s/ JONATHAN L. ABRAMS
By:	Jonathan L. Abrams
Title:	Senior Vice President, General Counsel and Secretary
Date:	October 16, 2009

POWER OF ATTORNEY

The undersigned directors and officers of the registrant hereby constitute and appoint Nelson C. Rising and Shant Koumriqian each with full power to act and with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any Registration Statement relating to any offering made pursuant to this Registration Statement, and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ NELSON C. RISING
By:	Nelson C. Rising
Title:	President, Chief Executive Officer and Director
(Principal executive officer)
Date:	October 16, 2009

/s/ SHANT KOUMRIQIAN
By:	Shant Koumriqian
Title:	Executive Vice President and Chief Financial Officer
(Principal executive officer)
Date:	October 16, 2009

/s/ PAUL M. WATSON
By:	Paul M. Watson
Title:	Chairman of the Board and Director
Date:	October 16, 2009

/s/ CHRISTINE N. GARVEY
By:	Christine N. Garvey
Title:	Director
Date:	October 16, 2009

By:	Michael J. Gillfillan
Title:	Director
Date:	October 16, 2009

/s/ JOSEPH P. SULLIVAN
By:	Joseph P. Sullivan
Title:	Director
Date:	October 16, 2009

/s/ GEORGE A. VANDEMAN
By:	George A. Vandeman
Title:	Director
Date:	October 16, 2009

/s/ DAVID L. WEINSTEIN
By:	David L. Weinstein
Title:	Director
Date:	October 16, 2009

EXHIBIT INDEX

Incorporated by Reference
Exhibit No.	Exhibit Description	Form	File No.	Exhibit(s)	Filing Date
5.1*	Opinion of Venable LLP
10.1*	Maguire Properties, Inc. Director Stock Plan	8-K	001-31717	10.1	July 27, 2009
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP
24.1*	Power of Attorney (on page 8 of this Registration Statement)
_____________________
* Filed herewith.